As filed with the Securities and Exchange Commission on September 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	93-0786033
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

(Address of principal executive offices, zip code)

LogicVision, Inc. 1994 Flexible Stock Incentive Plan

LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan

(Full title of the plan)

DEAN M. FREED

Vice President and General Counsel

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 685-7000

Copy to:

Christopher L. Kaufman, Esq.

Jamie K. Leigh, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value:	284,647	$9.1912	$2,616,247.51	$145.99

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 284,647 shares of the common stock, no par value, of Mentor Graphics Corporation, an Oregon corporation (the “Registrant”) issuable pursuant to exercise of stock options outstanding under the LogicVision, Inc. 1994 Flexible Stock Incentive Plan and the LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan, assumed by the Registrant in connection with the acquisition of LogicVision, Inc., a Delaware corporation (“LogicVision”) pursuant to an Agreement and Plan of Merger dated as of May 6, 2009.
(2)	Estimated solely for purposes of determining the registration fee computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based on the weighted average exercise price per share of outstanding options to purchase 284,647 shares of the common stock of the Registrant.
(3)	Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or other transactions.

EXPLANATORY NOTE

On May 6, 2009, the Registrant, Fulcrum Acquisition Corporation, a wholly owned subsidiary of the Registrant (“Merger Sub”), and LogicVision entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into LogicVision (the “Merger”). On August 18, 2009, upon the consummation of the Merger, LogicVision became a wholly owned subsidiary of the Registrant. In connection with the Merger, certain options to acquire LogicVision common stock granted under the LogicVision, Inc. 1994 Flexible Stock Incentive Plan and the LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by the Registrant and converted on August 18, 2009 at the Effective Time into options to purchase shares of common stock, no par value, of the Registrant (the “Registrant Common Stock”). This Registration Statement on Form S-8 registers the aggregate number of shares of Registrant Common Stock that may be issued pursuant to such assumed options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

•	the Registrant’s annual report on Form 10-K for the fiscal year ended January 31, 2009, filed with the SEC on March 18, 2009;

•	the Registrant’s quarterly report on Form 10-Q for the quarter ended April 30, 2009, filed with the SEC on June 6, 2009;

•	the Registrant’s quarterly report on Form 10-Q for the quarter ended July 31, 2009, filed with the SEC on September 4, 2009;

•	the Registrant’s current report on Form 8-K filed with the SEC on March 12, 2009;

•	the Registrant’s current report on Form 8-K filed with the SEC on May 7, 2009;

•	the Registrant’s current report on Form 8-K filed with the SEC on August 18, 2009; and

•

the description of the authorized capital stock of the Registrant contained in the Registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Dean M. Freed, who is issuing the opinion of the Registrant on the legality of the Registrant Common Stock offered hereby, is the Vice President and General Counsel of the Registrant and holds common stock of the Registrant and employee stock options to purchase common stock of the Registrant.

Item 6. Indemnification of Directors and Officers

Article V of the Registrant’s bylaws indemnifies directors and officers to the fullest extent permitted by the Oregon Business Corporation Act (the “Act”). The effects of Article V are summarized as follows:

(a) The Article grants a right of indemnification in respect of any action, suit, or proceeding (other than an action by or in the right of the Registrant) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred, if the persons concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

(b) The Article grants a right of indemnification in respect of any action or suit by or in the right of the Registrant against the expenses (including attorneys’ fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no right of indemnification will be granted if the person is adjudged to be liable to the Registrant.

(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

(d) The Registrant is required to promptly indemnify a director or officer unless it is determined by a majority of disinterested directors or by independent counsel that the person’s actions did not meet the relevant standard for indemnification. If the disinterested directors or independent counsel determine that indemnification is not required, the person seeking indemnification may petition a court for an independent determination. In any court action, the Registrant will have the burden of proving that indemnification would not be proper. Neither the disinterested directors’ failure to make a determination regarding indemnification for the claim nor an actual determination that the person failed to meet the applicable standard will be a defense to such action or create a presumption that the person is not entitled to indemnification.

(e) The Registrant will advance to a director or officer the expenses incurred in defending any action, suit, or proceeding in advance of its final disposition if the director or officer affirms his or her good faith belief that he or she is entitled to indemnification and undertakes to repay any amount advanced if it is determined by a court that he or she is not entitled to indemnification.

(f) The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, provision of the 1987 Restated Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

The Registrant has also entered into Indemnity Agreements with all directors and officers. While the Indemnity Agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the Act in several respects. The Indemnity Agreements obligate the Registrant to provide the indemnification protections authorized by the Act, primarily by eliminating conditions to indemnification set forth in the Act. A significant effect of the Indemnity Agreements is to add indemnification for judgments and settlements of derivative lawsuits.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit
5.1	Opinion of counsel.

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).

99.1	LogicVision, Inc. 1994 Flexible Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to LogicVision, Inc.’s Registration Statement on Form S-8 (File No. 333-74336)).

99.2	LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to LogicVision, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2004).

Item 9. Undertakings

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on this 4 th day of September, 2009.

MENTOR GRAPHICS CORPORATION

By:	/s/ DEAN M. FREED
Name:	Dean M. Freed
Title:	Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dean M. Freed and Gregory K. Hinckley and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ WALDEN C. RHINES Walden C. Rhines	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 1, 2009

/s/ GREGORY K. HINCKLEY Gregory K. Hinckley	Director, President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 31, 2009

/s/ SIR PETER BONFIELD Sir Peter Bonfield	Director	August 31, 2009

/s/ MARSHA B. CONGDON Marsha B. Congdon	Director	August 31, 2009

/s/ JAMES R. FIEBIGER James R. Fiebiger	Director	August 31, 2009

/s/ KEVIN C. MCDONOUGH Kevin C. McDonough	Director	August 31, 2009

/s/ PATRICK MCMANUS Patrick B. McManus	Director	August 31, 2009

/s/ FONTAINE K. RICHARDSON Fontaine K. Richardson	Director	August 31, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of counsel.

23.1	Consent of counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).

99.1	LogicVision, Inc. 1994 Flexible Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to LogicVision, Inc.’s Registration Statement on Form S-8 (File No. 333-74336)).

99.2	LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to LogicVision, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2004).